Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information in Post-Effective Amendment No. 193 to the Registration Statement (Form N-1A, No. 2-89729) of Morgan Stanley Institutional Fund Trust and to the incorporation by reference of our reports, dated November 20, 2018 on Core Plus Fixed Income Portfolio, Corporate Bond Portfolio, Global Multi-Asset Income Portfolio, Global Strategist Portfolio, High Yield Portfolio, Mid Cap Growth Portfolio, Short Duration Income Portfolio, Strategic Income Portfolio, and Ultra-Short Income Portfolio (nine of the ten portfolios comprising the Morgan Stanley Institutional Fund Trust) included in the Annual Reports to Shareholders for the fiscal year ended September 30, 2018.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 28, 2019